Exhibit 99.1

QUOVADX CONTACT:	BATTERY VENTURES CONTACT:
Jeffrey Fonda	Karen Bommart
Quovadx, Inc.	Battery Ventures
720-554-1248	781-478-6600
jeffrey.fonda@quovadx.com	kbommart@battery.com

QUOVADX ANNOUNCES COMPLETION OF MERGER

WITH SUBSIDIARY OF BATTERY VENTURES

GREENWOOD VILLAGE, CO., July 18, 2007 — Quovadx, Inc. (NASDAQ: QVDX), a global software and vertical solutions company, today announced that at the special meeting of stockholders held today, Quovadx, Inc.’s stockholders approved the Agreement and Plan of Merger as amended and restated on May 4, 2007 (the “Merger Agreement”), by and between Rogue Wave Holdings, Inc. (f/k/a Quartzite Holdings, Inc.), a wholly owned subsidiary of Battery Ventures VII, L.P., and Quovadx, Inc. In addition, Quovadx announced that it has now completed the merger transaction.

Under the terms of the merger agreement, Quovadx stockholders are entitled to receive $3.20 in cash for each share of Quovadx common stock held. Stockholders will shortly receive a Letter of Transmittal to use in surrendering their Quovadx shares and to receive their cash merger consideration.

At the special meeting, approximately 85 percent of shares outstanding as of the record date, May 29, 2007, were voted to approve the Merger Agreement and the Merger. The shares that were voted to approve the proposal constituted more than a majority of the issued and outstanding shares of Quovadx common stock entitled to vote on the proposal.

In addition, Quovadx stockholders voted to approve the pre-closing restructuring of Quovadx. Approximately 84 percent of shares outstanding as of the record date, May 29, 2007, were voted to approve a pre-closing restructuring under which Quovadx agreed to effect the sale of certain assets used in the operation of its Integration Solutions division to Quovadx Holdings, Inc. (f/k/a ISD Acquisition Corp.), a wholly owned subsidiary of Battery Ventures, immediately prior to the closing of the merger.

The Merger Agreement, the underlying transaction and the pre-closing restructuring proposal are described in Quovadx’s June 18, 2007 definitive Proxy Statement as filed with the Securities and Exchange Commission.

Quovadx ceased to be a publicly reporting company at the closing and its common stock ceased trading on the NASDAQ Global Market Exchange at market close on July 18, 2007, and will no longer be listed.

About Quovadx, Inc.

Quovadx (Nasdaq: QVDX) offers software and services for software system development, extension, and integration to enterprise customers worldwide. Quovadx has two divisions, including the Integration Solutions division (ISD), which offers private and public healthcare and healthcare IT organizations software infrastructure to facilitate system interoperability and leverage existing technology, and, the Rogue Wave Software division, which provides reusable software components and services for enterprise-class application development and high-performance SOA. On July 18, 2007, Quovadx, Inc. completed a merger with Rogue Wave Holdings, Inc. (f/k/a Quartzite Holdings, Inc.), a wholly owned subsidiary of Battery Ventures VII, L.P.

About Battery Ventures

Since 1983, Battery has been investing in technology and innovation worldwide. The firm partners with entrepreneurs and management teams across technology sectors, geographies and stages of a company’s life, from start-up and expansion financing, to growth equity and buyouts.

Battery has supported many breakthrough companies around the world, including: Airespace (acquired by Cisco), Akamai Technologies (NASDAQ: AKAM), Cbeyond (NASDAQ: CBEY), LIFFE (acquired by Euronext), and Neoteris (acquired by Netscreen). Its current portfolio includes emerging firms such as Advent Solar, BladeLogic, Lion Cells, Netezza, Spot Runner, and Tejas Networks, as well as more established companies such as ITA Software, Consona Corporation, MetroPCS (NYSE: PCS) and Nova Analytics.

From offices in Boston, Silicon Valley and Israel, Battery manages nearly $3 billion in committed capital, including its current fund of $750 million. For more information, visit www.battery.com.

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